Exhibit 8.1

Troutman Pepper Locke LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

October 5, 2026

Independence Realty Trust, Inc.
1835 Market Street, Suite 2601
Philadelphia, Pennsylvania 19103

Re:    Independence Realty Trust, Inc. —
Status as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the merger (the “Merger”) of Centerspace, a North Dakota real estate investment trust (“CSR”), with and into Islanders Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“IRT Merger Sub”), with IRT Merger Sub surviving the Merger as a wholly owned subsidiary of the Company, as contemplated by that certain Agreement and Plan of Merger, dated as of September 8, 2026 (the “Original Merger Agreement”), by and among CSR, Centerspace, LP, a North Dakota limited partnership (“CSR OP”), the Company, Independence Realty Operating Partnership, LP, a Delaware limited partnership (“IRT OP”), Islanders OP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of IRT OP (“IRT OP Merger Sub”), and IRT Merger Sub (added by joinder), as amended by the Amendment to Agreement and Plan of Merger, dated as of September 22, 2026 (the “Amendment to the Merger Agreement” and, together with the Original Merger Agreement, the “Merger Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

We are providing this opinion letter to be filed as an exhibit to the Registration Statement (as defined below). This opinion relates to the qualification of IRT as a real estate investment trust (a “REIT”) within the meaning of REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations) (the “Regulations”) and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.

October 5, 2026 Page 2

In connection with the opinions hereinafter expressed, we have examined each of the following documents: (i) the Merger Agreement, (ii) the Articles of Restatement for the Company, as amended and supplemented through the date hereof; (iii) the amended and restated bylaws of the Company, as amended and supplemented to the date hereof; (iv) the organizational documents of the Company’s Subsidiaries, as amended and supplemented to the date hereof; (v) a certificate executed by a duly appointed officer of the Company, dated the date hereof, containing representations as to certain factual matters; (vi) a certificate executed by a duly appointed officer of CSR, dated as of the date hereof, containing representations as to certain factual matters; (vii) a certificate executed by a duly appointed officer of CSR OP’s general partner, dated as of the date hereof, containing representations as to certain factual matters (the certificates described in (v) – (vii) together the “Officer’s Certificates”), (viii) the registration statements on Form S-4/A filed with the Securities and Exchange Commission on the date hereof with respect to the transactions contemplated by the Merger Agreement, including the Joint Proxy Statement of CSR and the Company (the “Registration Statement”); and (ix) such other documents as we have deemed necessary in order to render the opinions set forth herein.

In connection with the opinions rendered below, we have assumed generally that:

1.	Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been subsequently amended.

2.	The facts contained in the Registration Statement are true and complete in all material respects.

3.	Neither the Company nor IRT OP will make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year.

4.

No action will be taken by the Company, IRT OP, CSR, or CSR OP, or any Subsidiary of the foregoing entities, after the date hereof that would have the effect of making inaccurate any of the representations contained in their Officer’s Certificates, or altering the facts upon which the opinions set forth below are based.

5.	The Merger will be consummated in accordance with the Merger Agreement and the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

October 5, 2026 Page 3

For purposes of rendering the opinions stated below, we have also assumed the accuracy of the factual representations contained in the Officer’s Certificates.  We are not aware of any facts inconsistent with the statements in the Officer’s Certificates.  Where such factual representations contained in the Officer’s Certificate provided by the Company involve the terms defined in the Code, Regulations, published rulings of the IRS, or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations.

Based upon, and subject to, (A) the foregoing, (B) the limitations, qualifications, exceptions and assumptions set forth in the Registration Statement, and (C) the paragraphs below, we are of the opinion that: (i) as of the date hereof, the Company, commencing with its taxable year ended December 31, 2016, was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code, and the Company’s current and proposed method of operation will enable it to continue to qualify for taxation as a REIT through the end of the taxable year which includes the Closing Date and (ii) the discussions in the sections of the Registration Statement entitled “Material U.S. Federal Income Tax Considerations Regarding IRT’s Taxation as a REIT” and “U.S. Federal Income Taxation of Stockholders” constitute our opinion and insofar as such discussions summarize United States federal income tax law are accurate in all material respects.

The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions expressed herein.  We note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion.  In particular, the qualification and taxation of the Company as a REIT for federal income tax purposes depends upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code.  To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon. We will not review on a continuing basis the Company’s, IRT OP’s, CSR, CSR OP’s or any of their respective Subsidiaries’ compliance with the documents or assumptions set forth above.  Accordingly, no assurance can be given that the actual results of the Company’s, IRT OP’s or any Subsidiary’s operations for its 2026 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of rendering the opinions expressed herein, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Officer’s Certificates.

October 5, 2026 Page 4

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions.  The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or by a court of competent jurisdiction, or of a contrary position being adopted or taken by the IRS or Treasury Department in regulations or rulings issued in the future.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinions expressed herein after the date of this letter.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/S/ TROUTMAN PEPPER LOCKE LLP

TROUTMAN PEPPER LOCKE LLP